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Exhibit 99.1

            ISLAND PACIFIC SIGNS AGREEMENT FOR THE SALE OF THE ASSETS


                              OF THE IPMS DIVISION


             WILL FOCUS ITS CONCENTRATION ON THE RETAIL PRO DIVISION


Irvine, California, November 1, 2007 - Island Pacific Inc. (IPIN.PK) a global leader in Retail Merchandising, Store Operations, Planning, and Multi-channel software solutions, announced today that that it has executed an agreement with 3Q Holdings Limited (ASX: TQH) and its subsidiary for the sale of the assets of its Island Pacific Merchandising Solutions (IPMS) division, a leading merchandise planning system for mid-tier specialty retailers.

The purchase price for the IPMS division is $16.0 million to be paid in cash, subject to certain working capital adjustments at closing. The Agreement is subject to a number of closing conditions including, among others, the receipt by both parties of all required consents, waivers and amendments from respective lenders, the accuracy at closing of the parties' representations and warranties made in the agreement, and the absence of certain changes or events having a material adverse effect on the IPMS business.

The cash proceeds from the transaction will be applied to reduce $9.5 million of Island Pacific's senior secured indebtedness and convertible notes and the remaining will be used for working capital purposes. The transaction is expected to close by the end of 2007. As per the terms of the agreement, Island Pacific will change its name to Retail Pro and move their headquarters to San Diego after the close of the transaction. The company will also change its trading symbol on the Pink Sheets and it is expected that it will soon apply for the listing to be moved to the Over The Counter Bulletin Board (OTCBB).

Barry Schechter, Island Pacific, CEO, stated, "The sale of the division will enable us to reduce debt and potential dilution. In addition it will allow management to concentrate its time, resources and capital in the development and growth of our Retail Pro Division. The IPMS division operates in a different segment of the retail industry to Retail Pro. We believe that our shareholders, employees and customers will therefore be best served by concentrating all of our resources in Retail Pro. Retail Pro is in the process of launching a new version of its technology, version 9, which will be available in 20 languages and will be sold in over 70 countries. We anticipate significant growth in the sale of the Retail Pro application through our reseller channel of approximately 70 business partners and will concentrate all resources in marketing, sales, support and development. We are now entering an exciting period for the company."


ABOUT ISLAND PACIFIC / RETAIL PRO


Island Pacific /Retail Pro(R) is a global leader in retail Merchandising, Store Operations, Planning, and Multi-channel software solutions. For more than 25 years, IP/Retail Pro(R) has developed a reputation for delivering high-quality, high-value, high-reliability software to the retail industry.

As a result, IP/Retail Pro(R) is the definitive resource for scalable, flexible and affordable solutions for retailers around the world. IP/Retail Pro(R) software solutions manage billions of transactions annually in more than 45,000 store locations worldwide, in 73 countries, and 18 different languages.


                                     -more-


             19800 MacArthur Boulevard Suite 1200 | Irvine, CA 92612
                     | Tel. 800.99.GETIP | Fax 949.476.0177
                              www.IslandPacific.com
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The company is headquartered in Irvine, California, has offices in the United
States, United Kingdom, Australia and China and is represented by Business Partners in over 40 countries. For more information, please visit www.islandpacific.com.

                                       ###

Certain statements contained in this news release regarding matters that are not historical facts are forward-looking statements. These statements relate to future events or the Company's future performance. These statements are only predictions. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors listed in the Company's Form 10-KA for the fiscal year ended March 31, 2004 and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission. IPI undertakes no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events.

TRADEMARKS
Island Pacific, Retail Pro(R) and Synaro are registered trademarks of Island Pacific, Inc., and may not be used without expressed, written permission.


Investor Relations Contact:

Tricia Skoda
Phone: 858.550.3351
Email: tskoda@islandpacific.com
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